Exhibit 99.1

                National Beverage Corp. Reports 'Winter' Results

     FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--March 16, 2005--National Beverage Corp. (AMEX:FIZ) today announced results for its third quarter and nine-month period ended January 29, 2005. For the nine months, sales were $374.9 million with earnings of $13.6 million, or $.35 per share. For the comparable period in the prior year, sales were $382.1 million and earnings were $13.8 million, or $.36 per share. For the third quarter ended January 29, 2005, sales totaled $103.5 million with earnings of $.6 million or $.02 per share.
     "Revenues did not meet the target and, further, decreased by 1.9% for the like nine-month period in FY2004. This was the result of a significant decline in the allied branded portion of our business and the volume shortfall due to pricing to recapture cost increases. The performance of our flavored soft-drink brands was strong enough to almost totally offset the allied brand decline," stated Nick A. Caporella, Chairman and Chief Executive Officer.
     "This allied branded decline was the result of circumstances not related to any responsibility of our Company," Caporella continued.
     "Our third quarter is always affected by weather. This one had cold weather, high-energy costs, raw material increases and consumer spending woes...certainly not the most ideal conditions. Notwithstanding the 132 continuous months of sustained profitability...and the current war, with its collateral effects, we certainly are not pleased with these results," Caporella continued.
     "Our excellent balance sheet and our recognized flavored soft-drink presence will continue to enhance our future and the future of our employees and shareholders," concluded Caporella.
     National Beverage produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R) and Rip It(R).
     Fun & Flavor...the National Beverage Way


                        National Beverage Corp.
    Consolidated Results for the Three Months and Nine Months Ended
                 January 29, 2005 and January 31, 2004
               (in thousands, except per share amounts)

                        Three Months Ended       Nine Months Ended
                      ----------------------- -----------------------
                      January 29, January 31, January 29, January 31,
                         2005        2004        2005        2004
                      ----------- ----------- ----------- -----------

Net Sales               $103,511    $107,026    $374,881    $382,064
                      =========== =========== =========== ===========

Net Income                  $586      $1,356     $13,562     $13,827
                      =========== =========== =========== ===========

Net Income Per Share:
    Basic                   $.02        $.04        $.36        $.38
                      =========== =========== =========== ===========
    Diluted                 $.02        $.04        $.35        $.36
                      =========== =========== =========== ===========

Average Common Shares
 Outstanding:
    Basic                 37,578      36,876      37,571      36,855
                      =========== =========== =========== ===========
    Diluted               38,266      38,163      38,257      38,146
                      =========== =========== =========== ===========

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
   Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligations to update the forward-looking statements.


     CONTACT: National Beverage Corp., Fort Lauderdale
              Grace A. Keene, 954-581-0922